Exhibit 5.1

March 13, 2015

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, PA 15701

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to S&T Bancorp, Inc., a Pennsylvania corporation (the “Company”) in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 21,706 shares of the Company’s common stock, $2.50 par value per share (the “Common Stock”), to be issued by the Company in connection with the merger of Integrity Bancshares, Inc., a Pennsylvania corporation (“Integrity”), with and into the Company (the “Merger”). The Registration Statement is being filed pursuant to Rule 462(b) to register additional shares of Common Stock to be issued in the Merger in addition to the 4,911,409 shares of Common Stock registered on a registration statement on Form S-4 (File No. 333-200974), which was declared effective by the Securities Exchange Commission on January 9, 2015.

In our capacity as special counsel to the Company and for purposes of this opinion, we have examined the following (collectively, the “Documents”):

(a)	the Agreement and Plan of Merger, dated October 29, 2014 (the “Agreement”);

(b)	the Registration Statement;

(c)	the Certificate of Good Standing from the Department of State of the Commonwealth of Pennsylvania, dated January 7, 2015;

(d)	the Articles of Incorporation of the Company, as certified by the Secretary of the Company, as of the date hereof;

(e)	the Bylaws of the Company, as certified by the Secretary of the Company, as of the date hereof; and

(f)	the Resolutions of the Board of Directors, adopted on October 27, 2014, as certified by the Secretary of the Company, as of the date hereof.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B. In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

E. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

F. We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the Pennsylvania Business Corporation Law (the “PBCL”) as in effect on this date.

Based on the foregoing, upon the assumptions that there will be no material changes in the Documents, we are of the opinion that the 21706 shares of the Company’s Common Stock included in the Registration Statement that may be issued to the holders of Integrity common stock in connection with the Merger, have been duly authorized by the Company and that, when issued to such shareholders in accordance with the terms of the Agreement upon consummation of the Merger, such shares of the Company’s Common Stock will be validly issued, fully paid and nonassessable under the PBCL as in effect on this date.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

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We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Arnold & Porter LLP
Arnold & Porter LLP